Exhibit 16

TRANSFER AGREEMENT

This Transfer Agreement dated May 25, 2010 (this “Agreement”) is entered into by and among (i) Aerin Lauder Zinterhofer, in her individual capacity (“ALZ”), (ii) Richard D. Parsons, solely in his capacity as trustee of the Aerin Lauder Zinterhofer 2000 Revocable Trust referred to below (“Purchaser”), (iii) Aerin Lauder Zinterhofer and Jane Lauder, solely in their capacity as trustees of the trust under Article 2 of The Zinterhofer 2008 Descendants Trust Agreement referred to below (“Sellers”), and (iv) Aerin Lauder Zinterhofer, solely in her capacity as trustee of the trust created under The Aerin Lauder Zinterhofer 2008 Grantor Retained Annuity Trust Agreement referred to below (the “GRAT Trustee”).

W I T N E S S E T H :

WHEREAS, on January 5, 2009, ALZ transferred 5,152,545 shares of Estée Lauder Stock (as defined below) to herself as trustee under The Aerin Lauder Zinterhofer 2008 Grantor Retained Annuity Trust Agreement dated December 24, 2008 made by Aerin Lauder Zinterhofer, as grantor and trustee, a copy of which is attached hereto as Exhibit A (the “GRAT Agreement”), thereby creating a grantor retained annuity trust under the GRAT Agreement (the “GRAT”);

WHEREAS, ALZ will file a Federal gift tax return (i) reporting the value of the Estée Lauder Stock she contributed to the GRAT on January 5, 2009 at its Fair Market Value (as defined below) on such date and (ii) reporting the amount of her taxable gift in connection with the creation of the GRAT based upon such value of the Initial Trust Property and her retained right to receive the Annuity Amounts on the Payment Dates (in each case as defined in the GRAT Agreement) reflected on Schedule A attached hereto;

WHEREAS, the net assets of the GRAT as of the date of this Agreement, without reduction for the payment of any unpaid Annuity Amounts, consist of the cash and shares of Estée Lauder Stock reflected on Schedule A attached hereto as the GRAT’s current net assets;

WHEREAS, upon the expiration of the Term (as defined in the GRAT Agreement), the trustees of the GRAT are directed to transfer and pay over the entire principal of the Trust Fund of the GRAT, together with any income on hand and accrued income, as then constituted (other than any Annuity Amount due the Grantor or the Grantor’s Estate under the provisions of the GRAT Agreement) to the trustees, acting at the time of the execution of the GRAT Agreement, and their successors and assigns, as such trustees, of the trust under Article 2 of The Aerin Lauder Zinterhofer 2008 Descendants Trust Agreement (the “Descendants Trust”);

WHEREAS, Sellers were the trustees of the Descendants Trust acting at the time of the execution of the GRAT Agreement, are the currently acting trustees of the Descendants Trust and have not previously assigned or otherwise transferred all or any portion of Sellers’ interest in the GRAT (the “Remainder Interest”);

WHEREAS, Richard D. Parsons is currently acting as the sole trustee of the Aerin Lauder Zinterhofer 2000 Revocable Trust (the “Revocable Trust”) created under trust agreement (the “Revocable Trust Agreement”) dated April 24, 2000 between ALZ, as grantor, and Richard D. Parsons, as trustee;

WHEREAS, among its assets, the Revocable Trust currently holds 3,181,259 shares of Estée Lauder Stock and cash and cash equivalents in an amount in excess of $6,500,000;

WHEREAS, ALZ desires Purchaser to acquire the Remainder Interest upon the terms and conditions hereinafter set forth and to retain the Remainder Interest as an asset of the Revocable Trust;

WHEREAS, Purchaser is willing to acquire and retain the Remainder Interest upon the terms and conditions hereinafter set forth; and

WHEREAS, Sellers are willing to transfer the Remainder Interest to Purchaser upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements contained herein, the undersigned parties hereto do hereby agree as follows:

ARTICLE 1
Definitions

1.           Unless otherwise defined herein, capitalized terms used herein shall have the meanings given them in the GRAT Agreement.

2.           The following capitalized terms shall have the following meanings:

“Estée Lauder Stock” shall mean Class B common stock of The Estée Lauder Companies Inc.

“Fair Market Value” shall mean with respect to shares of Estée Lauder Stock on any date, the number of such shares multiplied by the mean of the high and the low trading prices of a share of Class A common stock of The Estée Lauder Companies Inc. during regular trading hours of the New York Stock Exchange on such date.

“GRAT Annuity Adjustment Event” shall mean a final determination for Federal gift tax purposes with respect to the Grantor that the initial value of the Initial Trust Property is different than its Fair Market Value on January 5, 2009.

“GRAT Net Asset Value” shall mean the sum of the amount of net cash and the Fair Market Value of Estée Lauder Stock held in the GRAT on the date of this Agreement, in each case as reflected on Schedule A attached hereto.

“Interest Rate” shall mean the Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code in effect on the date of this Agreement for a debt instrument with a term beginning on the date of this Agreement and ending on the actual payment date (i.e., the Federal short-term rate for a term of not over 3 years, the Federal mid-term rate for a term of over 3 but not over 9 years and the Federal long-term rate for a term over 9 years), using annual compounding.

“Remainder Interest Value” shall mean the present value of the Remainder Interest on the date of this Agreement determined under Section 7520 of the Internal Revenue Code by deducting from the GRAT Net Asset Value the present value, derived using the 3.4% interest rate in effect under Section 7520 for transfers in May, 2010 and related tables, of the unpaid Annuity Amounts payable on the Payment Dates.

“Stockholders’ Agreement” shall mean the Stockholders’ Agreement dated November 22, 1995, as amended, among The Estée Lauder Companies Inc. and certain members of the Lauder family, certain of such family’s controlled entities and trustees of certain trusts controlled by members of such family.

ARTICLE 2
Instruction to Purchaser

1.           ALZ, in accordance with her retained powers under the Revocable Trust Agreement, does hereby request and instruct Purchaser:  (i) to enter into this Agreement; (iii) to perform the acts required of Purchaser hereunder; and (iii) to retain the Remainder Interest as an asset of the Revocable Trust.

ARTICLE 3
Transfers

1.           For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sellers hereby assign, transfer and convey to Purchaser, effective as of the date hereof, all of the right, title and interest of Sellers in and to the Remainder Interest.

2.           For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser hereby assigns, transfers and conveys to Sellers, effective as of the date hereof, all of the right, title and interest of Purchaser in and to that number of whole shares of Estée Lauder Stock having a Fair Market Value on the date hereof closest to, but not exceeding, the Remainder Interest Value (the “Share Consideration”) and does hereby further covenant and agree to promptly make an additional cash payment to Sellers in an amount equal to the excess, if any, of the Remainder Interest Value over the Fair Market Value of the Share Consideration.

ARTICLE 4
Additional Covenants and Acknowledgements

1.           Purchaser hereby covenants and agrees to execute and deliver such further instruments, including without limitation share certificates and stock powers, as may be reasonably required by Sellers to transfer the Share Consideration to Sellers free and clear of any lien or other limitation or restrictions other than those set forth in the Restated Certificate of Incorporation of The Estée Lauder Companies Inc., as amended, and the Stockholders’ Agreement.

2.           Sellers hereby covenant and agree to execute and deliver such further instruments, if any, as may be reasonably required by Purchaser to transfer the Remainder Interest to Purchaser and acknowledge and agree that, in connection with the transfer of the Share Consideration to Sellers, Sellers shall become parties to the Stockholders’ Agreement.

3.           ALZ and the GRAT Trustee hereby covenant and agree to promptly notify Purchaser and Sellers in writing of the occurrence of any GRAT Annuity Adjustment Event.

4.           In the event of any GRAT Annuity Adjustment Event, the Remainder Interest Value shall be adjusted to appropriately reflect the corresponding adjustments in the Annuity Amounts and Purchaser shall, within a reasonable period of time of being notified in writing by ALZ or the GRAT Trustee of the occurrence of any GRAT Annuity Adjustment Event, pay to Sellers (in the case of any decrease in the Annuity Amounts) or shall receive from Sellers (in the case of any increase in the Annuity Amounts) an amount equal to the difference between the original Remainder Interest Value and such adjusted Remainder Interest Value, plus interest on the amount of such difference at the Interest Rate, compounded annually, calculated on the basis of a year of 365 or 366 days (as the case may be) and actual days elapsed from and including the date hereof to but excluding the payment date.

ARTICLE 5
Representations and Warranties;
Acknowledgement of Transfer

1.           Sellers hereby represent and warrant to the Purchaser that: (i) Aerin Lauder Zinterhofer and Jane Lauder have been duly appointed and are currently acting as the sole trustees of the Descendants Trust; (ii) Sellers are the owners of the Remainder Interest and hold the same free and clear of any lien; (iii) the Descendants Trust is a Family Controlled Trust within the meaning of the Stockholders’ Agreement; (iv) Sellers are acquiring the Share Consideration for the account of the Descendants Trust and not with a view toward any resale or distribution thereof other than in compliance with the Securities Act of 1933, as amended (the “Act”), and applicable state laws; (v) the Descendants Trust is an “accredited investor” within the meaning of Rule 501 of the Act; (vi) Sellers are aware that the Share Consideration has not been registered under the Act or under any state securities of “blue sky” laws and may not be disposed of by the Sellers absent registration, or pursuant to an applicable exemption from registration, under the Act and applicable state securities laws; (vii) Sellers have all power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (viii) this Agreement has been duly authorized, validly executed and delivered by Sellers and constitutes a valid and legally binding obligation of Sellers enforceable against Sellers and the Descendants Trust property in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles.

2.           Purchaser hereby represents and warrants to Sellers that: (i) Richard D. Parsons has been duly appointed and is currently acting as the sole trustee of the Revocable Trust; (ii) Purchaser is the owner of the Share Consideration and holds the same free and clear of any lien; (iii) Purchaser has all power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; and (iv) this Agreement has been duly authorized, validly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser enforceable against Purchaser and the Revocable Trust property in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles.

3.           The GRAT Trustee hereby acknowledges and agrees that, effective upon the execution of this Agreement, Purchaser shall have acquired the Remainder Interest, with the result that, unless the Remainder Interest is further transferred by the Purchaser, upon the expiration of the Term of the GRAT, the trustee or trustees then acting of the GRAT shall transfer and pay over the entire principal of the Trust Fund of the GRAT, together with any income on hand and accrued income, as then constituted (other than any Annuity Amount due the Grantor or the Grantor’s Estate under the provisions of the GRAT Agreement) to the Purchaser, to be held in the Revocable Trust and thereafter administered in accordance with the terms thereof.

ARTICLE 6
General Provisions

1.           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal and personal representatives, successors and assigns, as the case may be, and shall be construed and governed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

2.           It is expressly understood and agreed by the parties hereto that: (i) this Agreement is executed and delivered by Purchaser, Sellers and the GRAT Trustee, not individually or personally but solely in their capacities as trustees of the relevant trusts; (ii) each of the representations, undertakings and agreements herein made on the part of one or more of Purchaser, Sellers and the GRAT Trustee (which, for the avoidance of doubt, excludes any undertaking or agreement expressly made by ALZ in her individual capacity) is made and intended not as a personal representation, undertaking or agreement by any person but is made and intended for the purpose of binding only the assets of the relevant trust; and (iii) nothing herein contained (other than any undertaking or agreement expressly made by ALZ in her individual capacity) shall be construed as creating any liability on the part of any trustee in such trustee’s individual capacity to perform any covenant, either expressed or implied, contained herein, all personal liability of a trustee for action to be taken as trustee, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto.

3.           ALZ hereby further agrees, in her individual capacity, to the fullest extent permitted by applicable law:  (i) to release Richard D. Parsons, individually and as a trustee of the Revocable Trust, from any and all liability, responsibility or accountability with respect to the transactions contemplated by this Agreement; (ii) to indemnify, defend and hold harmless Richard D. Parsons, individually and as a trustee of the Revocable Trust, against any and all liabilities, obligations, losses, damages, penalties, costs and expenses (including reasonable attorneys’ fees) relating to any and all claims, actions, demands or suits of whatever kind or nature arising from or related to this Agreement or the transactions contemplated hereby or Purchaser’s retention of the Remainder Interest as an asset of the Revocable Trust in accordance with any request or direction of ALZ; and (iii) to indemnify, defend and hold harmless Jane Lauder, individually and as a trustee under the Descendants Trust Agreement, against any and all liabilities, obligations, losses, damages, penalties, costs and expenses (including reasonable attorneys’ fees) relating to any and all claims, actions, demands or suits of whatever kind or nature arising from or related to her entering into this Agreement in her capacity as a trustee of the Descendants Trust or the transactions contemplated herein to which Jane Lauder, individually or as a trustee under the Descendants Trust Agreement, is not otherwise entitled to be indemnified, defended and held harmless from property of any trust under the Descendants Trust Agreement by reason of (x) the provisions thereof providing for certain individuals, including Jane Lauder, to serve as trustees without commissions except to the extent required to offset certain expenses or (y) other applicable law.

4.           Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.  The headings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

5.           This Agreement may be executed in several counterparts, all of which will together constitute a single agreement among the parties.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

ALZ

By:	/s/ Aerin Lauder Zinterhofer
	Name:	Aerin Lauder Zinterhofer, in her individual capacity

PURCHASER

By:	/s/ Richard D. Parsons
	Name:	Richard D. Parsons, solely as trustee under The Aerin Lauder Zinterhofer 2000 Recovable Trust and not in his individual capacity

SELLERS

By:	/s/ Aerin Lauder Zinterhofer
	Name:	Aerin Lauder Zinterhofer, solely as a trustee under The Zinterhofer 2008 Descendants Trust Agreement and not in her individual capacity

By:	/s/ Jane Lauder
	Name:	Jane Lauder, solely as a trustee under The Zinterhofer 2008 Descendants Trust Agreement and not in her individual capacity

GRAT TRUSTEE

By:	/s/ Aerin Lauder Zinterhofer
	Name:	Aerin Lauder Zinterhofer, solely as a trustee under The Aerin Lauder Zinterhofer 2008 Grantor Retained Annuity Trust Agreement and not in her individual capacity